Exhibit 2.1

SEPARATION AGREEMENT

by and between

ALKERMES PLC

and

MURAL ONCOLOGY PLC

Dated as of [•], 2023

SEPARATION AGREEMENT

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Section 10.16	Governing Law	61
Section 10.17	Severability	61
Section 10.18	Public Announcements	61
Section 10.19	Interpretation	61
Section 10.20	No Duplication; No Double Recovery	62
Section 10.21	No Admission of Liability	62

List of Schedules

Schedule 1.1(43)	Excluded Assets
Schedule 1.1(44)(i)	Excluded Liabilities - General
Schedule 1.1(64)(ii)	Mural Assets - Intellectual Property
Schedule 1.1(64)(iii)	Mural Assets - Trademarks
Schedule 1.1(64)(viii)	Mural Assets - Data, Research and Reports
Schedule 1.1(64)(ix)	Mural Assets - Contracts
Schedule 1.1(64)(xi)	Mural Assets - Governmental Entity Authorizations
Schedule 1.1(64)(xiii)	Mural Assets - Records
Schedule 1.1(64)(xiv)	Mural Assets - Leased Real Property
Schedule 1.1(64)(xv)	Alkermes Tangible Assets
Schedule 1.1(71)(vii)	Mural Liabilities - Other Liabilities
Schedule 1.1(73)	Mural Product Candidates
Schedule 1.1(85)	Plan of Reorganization
Schedule 1.1(97)	Shared Contracts
Schedule 2.5	Intercompany Accounts
Schedule 2.8	Limitation of Liability – Contracts
Schedule 2.9(d)	Transfers Not Effected at or Prior to the Distribution Effective Time
Schedule 7.12(b)	Separation Personal Data
Schedule 10.5(d)	Expenses

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of [•], 2023, is entered into by and between Alkermes plc, an Irish public limited company (“Alkermes”), Mural Oncology plc, an Irish public limited company (“Mural”), and, solely with respect to Article II, Section 4.5 and Section 7.12, Mural Oncology, Inc., a Delaware corporation (“Mural US”). “Party” or “Parties” means Alkermes, Mural or Mural US, individually or collectively, as the case may be. Each capitalized term used and not elsewhere defined herein has the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Alkermes, acting together with its Subsidiaries, currently conducts the Neuroscience Business and the Oncology Business;

WHEREAS, the Board of Directors of Alkermes (the “Board”) has determined that it is appropriate, desirable and in the best interests of Alkermes that its Oncology Business be separated from its Neuroscience Business and operated by a separate, publicly-traded company (the “Separation”), such that following the Separation (i) the Neuroscience Business shall be owned and conducted, directly or indirectly, by Alkermes and its Subsidiaries and (ii) the Oncology Business shall be owned and conducted, directly or indirectly, by Mural and its Subsidiaries;

WHEREAS, as part of, and to implement, the Separation, Alkermes shall, and shall cause its Subsidiaries to, implement the Plan of Reorganization, which shall include the contribution, assignment, transfer, conveyance and delivery of the Mural Assets and the Mural Cash Contribution from Alkermes or its Subsidiaries to Mural US in exchange for (i) the assumption by Mural US of the Mural Liabilities and (ii) the issuance by Mural US to Alkermes or its Subsidiaries, as applicable, of shares of Mural US Common Stock;

WHEREAS, Alkermes intends that, on the Distribution Date and subject to the terms and conditions of this Agreement, it will make a distribution in specie of the Oncology Business to the Record Holders, effected by the transfer of Alkermes’ entire legal and beneficial interest in the issued capital stock of Mural US to Mural in consideration for Mural issuing Mural Ordinary Shares pro rata to the Record Holders pursuant to the Distribution Ratio (such issuance, the “Distribution”) on the terms and conditions set forth in this Agreement;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, including those described in the Plan of Reorganization, and certain other agreements relating to the relationship of Alkermes and Mural and their respective Subsidiaries following the Distribution;

WHEREAS, (i) the Board has (x) determined that the Separation and the other transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with Alkermes’ business strategy and are in the best interests of Alkermes and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the board of directors of Mural has approved this Agreement and each of the Ancillary Agreements;

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Alkermes and Mural relating to the Separation and the Distribution, are being entered into together and would not have been entered into independently;

WHEREAS, for U.S. federal income tax purposes, it is the intention of the Parties that the Separation and the Distribution, in relevant part and together with certain related transactions, will be tax-free under Sections 355 and 368(a)(1)(D) of the Code, except for cash received in lieu of fractional Mural Ordinary Shares; and

WHEREAS, this Agreement is intended to be, and is adopted as, as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Administrator” shall have the meaning set forth in Section 8.2(a).

(3) “Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of the other Party or a member of such other Party’s Group solely by reason of having common shareholders or one or more directors in common or by reason of having been under common control of Alkermes prior to the Distribution Effective Time.

(4) “Agreement” shall have the meaning set forth in the Recitals.

(5) “Alkermes” shall have the meaning set forth in the Recitals.

(6) “Alkermes Claim” shall have the meaning set forth in Section 6.3.

(7) “Alkermes In-License” shall have the meaning set forth in Section 2.4(b).

(8) “Alkermes Ordinary Shares” means the ordinary shares of $0.01 par value per share of Alkermes.

(9) “Alkermes Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability companies or other entities) designated by Alkermes and that will be members of the Alkermes Group as of immediately prior to the Distribution Effective Time. For clarity, members of the Alkermes Group party to any Conveyancing and Assumption Instrument shall be an Alkermes Designee for purposes of this Agreement.

(10) “Alkermes Group” means (a) prior to the Distribution Effective Time, Alkermes and each entity that will be a Subsidiary of Alkermes immediately following the Distribution Effective Time and (b) from and after the Distribution Effective Time, Alkermes and each entity that is a Subsidiary of Alkermes.

(11) “Alkermes Indemnitees” means the members of the Alkermes Group and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

(12) “Alkermes Released Liabilities” shall have the meaning set forth in Section 6.1(a)(i).

(13) “Alkermes Retained Assets” means (i) any and all Assets of Alkermes or any of its Subsidiaries that are not Mural Assets and, after the Distribution Effective Time, any and all Assets that are acquired or otherwise become Assets of any member of the Alkermes Group and (ii) any Assets that are held by the Mural Group or the Alkermes Group immediately prior to the Distribution Effective Time not exclusively related to the Oncology Business that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Assets as of the date of this Agreement, would have otherwise been classified as an Alkermes Retained Asset based on the principles set forth in this Section 1.1(13); provided, that no Asset shall be an Alkermes Retained Asset solely as a result of this clause (ii) unless a claim with respect thereto is made by Alkermes on or prior to the date that is the second anniversary of the Distribution Date. For clarity, Alkermes Retained Assets shall include all Excluded Assets.

(14) “Alkermes Retained Liabilities” means (i) all Liabilities of Alkermes or any of its Subsidiaries that are not Mural Liabilities, and, after the Distribution Effective Time, all Liabilities of each member of the Alkermes Group and (ii) any and all other Liabilities of Alkermes or any of its Subsidiaries immediately prior to the Distribution Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liabilities as of the date of this Agreement, would have otherwise been classified as an Alkermes Retained Liability based on the principles set forth in this Section 1.1(14); provided, that no Liability shall be an Alkermes Retained Liability solely as a result of this clause (ii) unless a claim with respect thereto is made by Alkermes or Mural on or prior to the date that is the second anniversary of the Distribution Date. For clarity, Alkermes Retained Liabilities shall include all Excluded Liabilities.

(15) “Alkermes Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Alkermes, Inc. and Mural US under which Alkermes, Inc. will provide certain services to Mural US.

(16) “Ancillary Agreements” means the Transaction Agreements other than this Agreement, all Conveyancing and Assumption Instruments and any and all other agreements entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation or the other transactions contemplated by the Transaction Agreements.

(17) “Arbitrators” shall have the meaning set forth in Section 8.2(a).

(18) “Assets” means all rights, title and ownership interests in and to all rights, properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets governed by this Agreement.

(19) “Assume” and “Assumption” shall have the respective meanings set forth in Section 2.2(a)(iii).

(20) “Board” shall have the meaning set forth in the Recitals.

(21) “Bankruptcy Code” shall have the meaning set forth in Section 2.4(e).

(22) “Business Day” means any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(23) “Claiming Party” shall have the meaning set forth in Section 6.4(b).

(24) “Code” shall have the meaning set forth in the Tax Matters Agreement.

(25) “Commission” means the U.S. Securities and Exchange Commission.

(26) “Confidential Information” means, with respect to a Party, all confidential or proprietary information to the extent concerning: (i) such Party or any of its Subsidiaries, (ii) the Oncology Business, any Mural Assets or any Mural Liabilities and (iii) the Neuroscience Business, any Alkermes Retained Assets or any Alkermes Retained Liabilities, in each case of clauses (i), (ii) and (iii) including any such information furnished pursuant to Article VII or otherwise pursuant to this Agreement or any Ancillary Agreement; provided, however, that “Confidential Information” shall not include any information that is (i) in the public domain or known to the public through no fault of the receiving Party or any of its Subsidiaries,

(ii) lawfully acquired after the Distribution Effective Time by the receiving Party or any of its Subsidiaries from Third Parties not known to be subject to confidentiality obligations with respect to such information or (iii) independently developed by the receiving Party or any of its Subsidiaries after the Distribution Effective Time without reference to any Confidential Information of the disclosing Party or any of its Subsidiaries. For the avoidance of doubt, subject to the foregoing proviso, (x) any information that Mural or Mural US receives from any Third Party to a Third Party Agreement retained by any member of the Alkermes Group (or that is a Shared Contract) regarding Alkermes’ technology, products, business or objectives shall be deemed to be Confidential Information of Alkermes, and (y) any information that Alkermes receives from any Third Party to a Third Party Agreement assigned to any member of the Mural Group (or that is a Shared Contract) regarding Mural’s technology, products, business or objectives shall be deemed to be Confidential Information of Mural. All confidential or proprietary information to the extent concerning the Oncology Business, any Mural Assets or any Mural Liabilities is hereby deemed to be part of Mural’s, but not Alkermes’, Confidential Information. All confidential or proprietary information to the extent concerning the Neuroscience Business, any Alkermes Retained Assets or any Alkermes Retained Liabilities is hereby deemed to be part of Alkermes’, but not Mural’s, Confidential Information.

(27) “Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Entity.

(28) “Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(29) “Control” means, with respect to any Intellectual Property, the right of a Party to grant a license, a sublicense or a similar grant of rights under such Intellectual Property without breaching an agreement with a Third Party or incurring payment obligations in connection with the grant or practice of such license.

(30) “Conveyancing and Assumption Instruments” means, collectively, the various Contracts (other than any Transaction Agreement) by and between or among any member(s) of the Alkermes Group, on the one hand, and any member(s) of the Mural Group, on the other hand, and, in certain cases, the Third Parties also party thereto, including, but not limited to, related local asset transfer agreements, intellectual property assignment agreements or novations and other documents entered into prior to the Distribution Effective Time and to be entered into, in each case to implement the Plan of Reorganization and/or effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by the Transaction Agreements, in such form or forms as the applicable parties thereto agree.

(31) “Copyrights” shall have the meaning set forth in Section 1.1(56)(iii).

(32) “Direct Claim” shall have the meaning set forth in Section 6.4(a)(ii).

(33) “Dispute Notice” shall have the meaning set forth in Section 8.1.

(34) “Disputes” shall have the meaning set forth in Section 8.1.

(35) “Distribution” shall have the meaning set forth in the Recitals.

(36) “Distribution Agent” means Computershare Trust Company, N.A.

(37) “Distribution Date” means the date, as shall be determined by the Board, on which the Distribution occurs.

(38) “Distribution Disclosure Documents” means the Form 10 and all exhibits thereto (including the Information Statement), any Current Reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Mural’s employee incentive plans, in each case as filed or furnished by Mural with or to the Commission in connection with the Distribution and including any amendments or supplements thereto.

(39) “Distribution Effective Time” means 12:01 a.m., Eastern time, on the Distribution Date.

(40) “Distribution Ratio” means [•] ([•]).

(41) “Employee Matters Agreement” means the Employee Matters Agreement to be entered into by and between Alkermes and Mural.

(42) “Exchange Act” means the Securities Exchange Act of 1934.

(43) “Excluded Assets” means: (i) the Assets listed or described on Schedule 1.1(43); (ii) all cash and cash equivalents, except to the extent expressly assigned to the Mural Group pursuant to Section 2.15; (iii) subject to the rights of the Mural Group pursuant to Article IX, all Policies binders and claims and rights thereunder and all prepaid insurance premiums (other than any insurance policies acquired prior to the Distribution Effective Time directly by and in the name of Mural or a member of the Mural Group); (iv) any and all work papers of Alkermes’ auditors, excluding the accounting records prepared in connection with the preparation of Mural’s financial information included in the Information Statement or any subsequent filings or financial periods through the Distribution Date, and any other Tax records (including accounting records, other than the accounting records prepared in connection with the preparation of the financial information included in the Information Statement or any subsequent filings or financial periods through the Distribution Date) of any Alkermes Group member (which will be addressed in the Tax Matters Agreement), excluding all Alkermes templates and form documents used in the operation of the Oncology Business; and (v) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets which have been or are to be retained by, or Transferred to, any member of the Alkermes Group.

(44) “Excluded Liabilities” means (i) the Liabilities listed or described on Schedule 1.1(44)(i); (ii) with respect to all information contained in the Distribution Disclosure Documents, any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, with respect to statements made explicitly in Alkermes’ name in the Distribution Disclosure Documents; and (iii) any and all Liabilities to the extent expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed or discharged by any member of the Alkermes Group.

(45) “Form 10” means the registration statement on Form 10 (File Number: 001-[•]) filed by Mural with the Commission under the Exchange Act in connection with the Distribution, including any amendment or supplement thereto.

(46) “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including Nasdaq and any similar self-regulatory body under applicable securities Laws.

(47) “Group” means (i) with respect to Alkermes, the Alkermes Group and (ii) with respect to Mural, the Mural Group, as the context requires.

(48) “Indemnifiable Losses” means any and all Liabilities, including damages, losses, obligations, penalties, judgments, settlements, claims, payments, fines and other costs and expenses (but excluding consequential, indirect, punitive, exemplary, remote, speculative or similar damages, except (i) to the extent paid to a Third Party or (ii) consequential or similar damages resulting from a breach of Article VII) of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable fees and expenses of attorneys, accountants, consultants and other professionals incurred in the investigation or defense thereof or the enforcement of rights hereunder.

(49) “Indemnifying Party” means, with respect to any Direct Claim or Third Party Claim, the Party which is or may be required pursuant to Article VI to provide indemnification pursuant to such claim.

(50) “Indemnitee” means, with respect to any Direct Claim or Third Party Claim, the Alkermes Indemnitee or Mural Indemnitee, as the case may be, that may be entitled to indemnification hereunder with respect to such claim.

(51) “Indemnity Payment” shall have the meaning set forth in Section 6.5(a).

(52) “Information Statement” means the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed or made available to the holders of Alkermes Ordinary Shares in connection with the Distribution, including any amendment or supplement thereto.

(53) “Initial Mural Preferred Share” means one preferred share, with a par value of $0.01, of Mural, issued and outstanding as of immediately prior to the consummation of the Distribution.

(54) “Initial Share Capital” means all of the shares in the capital of Mural issued and outstanding as of immediately prior to the consummation of the Distribution, which consists of two Mural Ordinary Shares, 25,000 euro deferred shares, with a par value of €1.00 per share, and the Initial Mural Preferred Share, all of which are held by an Irish corporate services provider.

(55) “Insurance Proceeds” means those monies (i) received by an insured from a Third Party insurance carrier or (ii) paid by a Third Party insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(56) “Intellectual Property” means all intellectual property, whether registered or unregistered and whether granted, pending or expired, of every kind and description throughout the world, including all U.S. and non-U.S.:

(i) trademarks, trade dress, service marks, certification marks, common law trademarks and service marks, logos, slogans, designs, names, corporate names, and trade names, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”);

(ii) patents and patent applications, and any and all related national or international counterparts thereto and utility models, including any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (including supplementary protection certificates) (collectively, “Patents”);

(iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”);

(iv) internet domain names, social media accounts and addresses and other similar designations of source or origin;

(v) rights in software and computer systems;

(vi) all applications and registrations for the foregoing;

(vii) trade secrets, and all other confidential or proprietary information, know-how, clinical data, non-clinical data, pre-clinical data, in vitro data, inventions, processes, formulae and methodologies, excluding Patents (collectively, “Know-How”); and

(viii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(57) “Intercompany Account” means any receivable, payable or loan between any member of the Alkermes Group, on the one hand, and any member of the Mural Group, on the other hand, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

(58) “Know-How” shall have the meaning set forth in Section 1.1(56)(vii).

(59) “Known Counsel” shall have the meaning set forth in Section 7.9.

(60) “Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(61) “Leased Real Property” shall have the meaning set forth in Section 1.1(64)(xiv).

(62) “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or in connection with any dispute, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

(63) “Mural” shall have the meaning set forth in the Recitals.

(64) “Mural Assets” means the following, but in each case excluding the Excluded Assets:

(i) all interests in the capital stock of, or any other equity interests in, the members of the Mural Group held, directly or indirectly, by Alkermes immediately prior to the Distribution Effective Time (other than the capital stock of Mural US);

(ii) all Intellectual Property that is exclusively related to the Oncology Business, including the Intellectual Property identified on Schedule 1.1(64)(ii);

(iii) all Trademarks that are exclusively related to the Oncology Business (hereafter, “Mural Trademarks”), including the Trademarks identified on Schedule 1.1(64)(iii);

(iv) all inventory of Mural Product Candidates, including the materials, components, and packaging materials required to manufacture and/or package the corresponding Mural Product Candidates;

(v) any and all Assets that are expressly assigned by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets which have been or are to be retained by, or Transferred to, any member of the Mural Group, including the Mural Cash Contribution expressly assigned to Mural US pursuant to Section 2.15;

(vi) any and all Assets reflected on either (a) the Mural Balance Sheet (including accounts receivable outstanding as of the Distribution Date but excluding cash and cash equivalents, the allocation of which shall be governed by Section 2.15) or (b) the accounting records supporting such balance sheet, subject to any dispositions of any of such Assets subsequent to the date of the Mural Balance Sheet; provided that the amounts set forth on the Mural Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Mural Assets pursuant to this clause (vi);

(vii) any and all Assets acquired by or for any member of the Mural Group subsequent to the date of the Mural Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Mural Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Mural Balance Sheet, it being understood that the Mural Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Mural Assets pursuant to this clause (vii);

(viii) all rights, interests and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to the Mural Product Candidates, including all rights and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to all compound, discovery, development, in vitro and preclinical data; clinical study data; reports and analyses; and product registrations and applications (which shall include all United States Food and Drug Administration and other similar regulatory approvals and licenses related to, and all related applications and other information submitted for the purposes of or prepared in connection with clinical research for, a Mural Product Candidate), to the extent related to the Mural Product Candidates, including, in each case, at set forth on Schedule 1.1(64)(viii);

(ix) all Contracts to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Effective Time and including all schedules and addendums, amendments, statements of work, work orders or similar agreements (including those that are expired) under such Contract, exclusively related to the Oncology Business and any rights or claims arising thereunder, including the Contracts listed on Schedule 1.1(64)(ix);

(x) the portion of any Shared Contract that relates to the Oncology Business;

(xi) all transferable licenses, permits, registrations, applications, approvals, designations (including orphan drug designations and fast track designations) and authorizations of either Party or any of the members of its Group as of immediately prior to the Distribution Effective Time which have been issued by any Governmental Entity and which relate exclusively to, or are used exclusively in, the Oncology Business or the Mural Assets, and any rights or claims arising thereunder, including those listed on Schedule 1.1(64)(xi);

(xii) all rights, claims, credits, causes of action or rights of set-off against Persons other than members of the Alkermes Group relating exclusively to the Oncology Business or the Mural Assets, including the right to sue for past infringement arising before, on or after the Distribution Effective Time;

(xiii) to the extent in the possession or control of any member of the Alkermes Group or the Mural Group immediately prior to the Distribution Effective Time (and other than Intellectual Property), whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, digitally or any other form, or stored on remote servers accessed from the internet, (A) all business records to the extent exclusively related to the Mural Assets or Mural Liabilities; (B) all of the separate financial and property Tax records of the members of the Mural Group that do not form part of the general ledger of any member of the Alkermes Group; (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, and photographs, including product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, regulatory filings, submissions and correspondence and other regulatory and compliance files, records and documents, and accounting and business books (including the accounting records prepared in connection with the preparation of Mural’s financial information included in the Information Statement or any subsequent filings or financial periods through the Distribution Date), records, files, documentation and materials, in all cases to the extent exclusively related to the Oncology Business; (D) copies of any Alkermes templates and form documents used in the operation of the Oncology Business; and (E) the information listed on Schedule 1.1(64)(xiii) (collectively, the “Mural Records”); provided, however, that: (x) Alkermes shall be entitled to retain a copy of any and all Mural Records; (y) Alkermes shall be entitled to retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 7.3, as determined in Alkermes’ commercially reasonable discretion; and (z) Alkermes shall be entitled to redact any portion of the Mural Records to the extent related to any matter other than the Oncology Business; provided, however, that such retained materials shall be deemed Confidential Information of Mural and subject to the provisions of Section 7.7;

(xiv) the facilities and other real property listed or described on Schedule 1.1(64)(xiv) (the “Leased Real Property”);

(xv) all tangible equipment (including information technology, equipment and machinery), infrastructure, wires, supplies and other tangible property that is owned by, leased to or licensed to Alkermes or any of its Subsidiaries immediately prior to the Distribution Effective Time and is either (x) located at the Leased Real Property (except for such property set forth on Schedule 1.1(64)(xv) which shall be retained by the Alkermes Group) or (y) exclusively related to the Oncology Business;

(xvi) any and all other Assets that relate exclusively to or are used exclusively in the Oncology Business or exclusively related to a Mural Asset that are held by the Mural Group or the Alkermes Group immediately prior to the Distribution Effective Time; and

(xvii) any and all other Assets that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Assets as of the date of this Agreement, would have otherwise been classified as Mural Assets based on the principles set forth in this Section 1.1(64); provided, that no Asset shall be a Mural Asset solely as a result of this clause (xvii) unless a claim with respect thereto is made by Mural on or prior to the date that is the second anniversary of the Distribution Date. Notwithstanding the foregoing or anything to the contrary herein, “Mural Asset” shall not include any rights or interests in or to any Intellectual Property except to the extent set forth in the foregoing clauses of this Section 1.1(64).

(65) “Mural Balance Sheet” means the amounts set forth in the “Pro Forma” column of the unaudited pro forma combined balance sheet of Mural, including the notes thereto, as of [•], 2023, as prepared in accordance with generally accepted accounting principles in the United States and Rule 11-02 of Regulation S-X, and included in the Information Statement.

(66) “Mural Cash Contribution” means the contribution of cash from Alkermes or its Subsidiaries to Mural US, as set forth in the Plan of Reorganization.

(67) “Mural Claim” shall have the meaning set forth in Section 6.2.

(68) “Mural Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Mural and that will be members of the Mural Group as of immediately prior to the Distribution Effective Time.

(69) “Mural Group” means (a) Mural and any entity that is a Subsidiary of Mural or will be a Subsidiary of Mural immediately following the Distribution Effective Time and (b) on and after the Distribution Effective Time, Mural and any entity that is a Subsidiary of Mural. For clarity, members of the Mural Group party to any Conveyancing and Assumption Instrument shall be a Mural Designee for purposes of this Agreement.

(70) “Mural Indemnitees” means the members of the Mural Group and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

(71) “Mural Liabilities” means, without duplication, but in each case excluding the Excluded Liabilities:

(i) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the Oncology Business, as conducted at any time, including prior to, at or after the Distribution Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Mural Group or the Alkermes Group);

(ii) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of any business by any member of the Mural Group at any time after the Distribution Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Mural Group);

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any Mural Asset, whether arising before, on or after the Distribution Effective Time;

(iv) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed or retired or satisfied by any member of the Mural Group;

(v) any and all Liabilities reflected on the Mural Balance Sheet or the accounting records supporting such balance sheet and any and all Liabilities incurred by or for Mural or any member of the Mural Group or Alkermes Group subsequent to the date of the Mural Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Mural Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Mural Balance Sheet; it being understood that (A) the Mural Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Mural Liabilities pursuant to this clause (v); and (B) the amounts set forth on the Mural Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Mural Liabilities pursuant to this clause (v);

(vi) any and all Liabilities to the extent relating to, arising out of or resulting from the development of Mural Product Candidates prior to the Distribution Effective Time by any member of the Mural Group or the Alkermes Group;

(vii) the Liabilities listed or described on Schedule 1.1(71)(vii);

(viii) any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, with respect to all information contained in the Distribution Disclosure Documents, except to the extent specifically enumerated in clause (ii) of the definition of “Excluded Liabilities”;

(ix) any and all Liabilities arising directly or indirectly from Actions to the extent relating to the Mural Assets, the Oncology Business or any Mural Liability, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Law or any licenses, permits, registrations, approvals and authorizations, whether arising prior to, on or after the Distribution Date; and

(x) any and all other Liabilities that are held by the Mural Group or the Alkermes Group immediately prior to the Distribution Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liabilities as of the date of this Agreement, would have otherwise been classified as a Mural Liability based on the principles set forth in this Section 1.1(71); provided, that no Liability shall be a Mural Liability solely as a result of this clause (x) unless a claim with respect thereto is made by Alkermes or Mural on or prior to the date that is the second anniversary of the Distribution Date.

(72) “Mural Ordinary Shares” means the ordinary shares of $0.01 par value per share of Mural.

(73) “Mural Product Candidates” means the products and product candidates described on Schedule 1.1(73).

(74) “Mural Records” shall have the meaning set forth in Section 1.1(64)(xiii).

(75) “Mural Released Liabilities” shall have the meaning set forth in Section 6.1(a)(ii).

(76) “Mural Trademarks” shall have the meaning set forth in Section 1.1(64)(iii).

(77) “Mural Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Alkermes, Inc. and Mural US under which Mural US will provide certain services to Alkermes, Inc.

(78) “Mural US” shall have the meaning set forth in the Recitals.

(79) “Mural US Common Stock” means the common stock, $[•] par value per share, of Mural US.

(80) “Nasdaq” means the Nasdaq Stock Market LLC.

(81) “Neuroscience Business” means those businesses, operations and activities of Alkermes or any of its Subsidiaries (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) other than the Oncology Business and, after the Distribution Effective Time, those entities or businesses acquired or established by or for any member of the Alkermes Group.

(82) “Oncology Business” means the business, operations and activities conducted at any time prior to the Distribution Effective Time by or on behalf of any Party or any of its Subsidiaries to the extent relating to, arising out of, or resulting from the Mural Product Candidates (including the discovery, research, and development of such Mural Product Candidates worldwide).

(83) “Patents” shall have the meaning set forth in Section 1.1(56)(ii).

(84) “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.

(85) “Plan of Reorganization” means the plan and structure set forth on Schedule 1.1(85), as such plan and structure shall be amended, updated or supplemented from time to time.

(86) “Policies” means insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, product liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(87) “Prime Rate” means the “prime rate” as published in The Wall Street Journal, Eastern Edition.

(88) “Privilege” means all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine.

(89) “Privileged Information” means information subject to Privilege.

(90) “Record Date” means [•], 2023, as determined by the Board as the record date for determining the holders of record of Alkermes Ordinary Shares entitled to receive Mural Ordinary Shares in the Distribution.

(91) “Record Holders” means the holders of record of Alkermes Ordinary Shares (other than, for the avoidance of doubt, Alkermes) as of the Record Date.

(92) “Representatives” means with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

(93) “Retained Names and Marks” shall have the meaning set forth in Section 5.3.

(94) “Securities Act” means the Securities Act of 1933.

(95) “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(96) “Separation” shall have the meaning set forth in the Recitals.

(97) “Shared Contract” means the Contracts listed or described on Schedule 1.1(97).

(98) “Shared Privileged Information” shall have the meaning set forth in Section 7.8(b).

(99) “Subsidiary” means with respect to any Person (i) an entity, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such Person.

(100) “Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

(101) “Tax Contest” has the meaning as set forth in the Tax Matters Agreement.

(102) “Tax Matters Agreement” means the Tax Matters Agreement to be entered into by and between Alkermes and Mural.

(103) “Tax Returns” has the meaning set forth in the Tax Matters Agreement.

(104) “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

(105) “Third Party Agreements” means any Contract between or among a Party (or any member of its Group) and any Third Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Mural Assets or Mural Liabilities, or Alkermes Retained Assets or Alkermes Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

(106) “Third Party Claim” shall have the meaning set forth in Section 6.4(b).

(107) “Third Party Proceeds” shall have the meaning set forth in Section 6.5(a).

(108) “Trademarks” shall have the meaning set forth in Section 1.1(56)(i).

(109) “Transaction Agreement” means any of this Agreement, the Employee Matters Agreement, the IP License Agreement, the Tax Matters Agreement and the Transition Services Agreements.

(110) “Transfer” has the meaning set forth in Section 2.2(a)(i).

(111) “Transition Services Agreements” means, collectively, the Mural Transition Services Agreement and the Alkermes Transition Services Agreement, and each, individually, a “Transition Services Agreement.”

Section 1.2 References; Interpretation.

(1) References in this Agreement to any gender include references to all genders, and terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

(2) Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”

(3) Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, as the same may be amended as provided herein.

(4) Unless the context otherwise requires, the words “hereof”, “hereby,” “herein” and “hereunder” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

(5) The term “extent” in the phrase “to the extent” when used in this Agreement refers to the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(6) When a reference is made to an agreement, instrument or other document, such reference shall include any exhibit, schedule or annex to such agreement, instrument or other document.

(7) References to a document being in “agreed form” shall mean that it is in a form agreed by the Parties and signed for purpose of identification by or on behalf of the Parties, with such alterations as may be agreed between the Parties from time to time.

(8) Unless the context otherwise requires, where either Party’s approval or consent is required hereunder, such Party’s approval or consent shall be a prior consent, shall be in writing (including email) and shall not be unreasonably denied, delayed or conditioned.

(9) The word “will” when used in this Agreement shall be construed to have the same meaning as the word “shall.”

(10) The words “written request” when used in this Agreement shall include email.

(11) Reference in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein.

(12) Unless the context requires otherwise, references in this Agreement to “Alkermes” shall also be deemed to refer to the applicable member of the Alkermes Group, references to “Mural” shall also be deemed to refer to the applicable member of the Mural Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Alkermes or Mural shall be deemed to require Alkermes or Mural, as the case may be, to cause the applicable members of the Alkermes Group or the Mural Group, respectively, to take, or refrain from taking, any such action.

(13) The word “or” shall not be exclusive.

(14) References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section. References to any Governmental Entity include any successor to such Governmental Entity, and references to any Affiliate include any successor to such Affiliate.

(15) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.

(16) Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

ARTICLE II

THE SEPARATION

Section 2.1 General. Pursuant and subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof.

Section 2.2 Transfer of Assets; Assumption of Liabilities.

(a) In accordance with the Plan of Reorganization and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement and unless otherwise provided in this Agreement or in any Ancillary Agreement:

(i) Alkermes shall, and shall cause its Subsidiaries to, contribute, assign, transfer, convey and deliver (“Transfer”) to Mural US or its designee, and Mural US or its designee shall assume and accept from Alkermes and its Subsidiaries, all of their direct or indirect right, title and interest in, to and under all Mural Assets; and

(ii) Mural US shall, and shall cause its designees to, Transfer to Alkermes, and Alkermes shall assume and accept from Mural US or its designees, all of Mural US’ or its designee’s direct or indirect right, title and interest in, to and under all Alkermes Retained Assets held by Mural US or a member of the Mural Group.

(iii) Without limiting the obligations of either Party under Article VI, effective at and from and after the Distribution Effective Time, (i) Alkermes hereby accepts, assumes (or, as applicable, retains) and shall perform, discharge and fulfill, in each case directly or indirectly and in accordance with their respective terms (“Assume”; and “Assumption” shall have the correlative meaning), all of the Alkermes Retained Liabilities and (ii) Mural US hereby Assumes, directly or indirectly, all of the Mural Liabilities, in each case regardless of (A) when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, (C) whether such Liabilities arise from or are alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Alkermes Group or the Mural Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (D) which entity is named in any action associated with any Liability and (E) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.

(b) The Parties shall use their respective commercially reasonable efforts to obtain the Consents required to Transfer any Contracts, licenses, permits, authorizations and other Assets as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be Transferred if it would violate applicable Law or, in the case of a Contract, the rights of any Third Party to such Contract; provided, that Section 2.9, to the extent provided therein, shall apply to such Asset or Contract.

(c) It is understood and agreed by the Parties that certain of the Transfers or Assumptions referenced in Section 2.2(a) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the Alkermes Group or Mural Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the Alkermes Group or Mural Group, as applicable, is liable for any Alkermes Retained Liability or Mural Liability, respectively, by operation of Law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Alkermes Group or Mural Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(a) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.2(a).

(d) In connection with, and in furtherance of, the implementation of the Plan of Reorganization, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party or member of such Party’s Group of its respective Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law, Massachusetts Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree.

(e) Alkermes hereby waives compliance by itself and each and every member of the Alkermes Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Alkermes Retained Assets to Alkermes or any member of the Alkermes Group.

(f) Mural hereby waives compliance by itself and each and every member of the Mural Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Mural Assets to Mural US or any member of the Mural Group.

(g) Notwithstanding anything in this Section 2.2 to the contrary, no Alkermes Group member shall be required to undertake any action or arrangement contemplated by this Section 2.2 that would result in, or could reasonably be expected to result in, Tax treatment that is inconsistent with the conclusions set forth in the private letter ruling or opinion referenced in Section 4.5(e).

Section 2.3 Treatment of Shared Contracts.

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, in the case of a Shared Contract, the Parties shall use commercially reasonable efforts to cause such Shared Contract to be: (i) assigned in relevant part to a member of the Mural Group (or to a member of the Alkermes Group if the contracting party is a member of the Mural Group) if so assignable; (ii) appropriately amended, prior to, on or after the

Distribution Effective Time; or (iii) replaced or otherwise addressed with suitable arrangements, in each case so that each Party or its respective Subsidiaries shall be entitled to the rights and benefits and shall assume the related portion of any obligations and Liabilities inuring to their respective businesses; provided, however, that in no event shall either Party or its respective Subsidiaries be required to assign or amend any Shared Contract in its entirety or to assign a portion of any Shared Contract that is not assignable or cannot be amended by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled). If any Shared Contract cannot be so partially assigned, or cannot be amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract and such Shared Contract is not replaced or otherwise addressed with suitable arrangements, Alkermes and Mural shall, and shall cause each member of their respective Groups to, take such other reasonable and permissible actions to cause (with the costs and expenses of any such actions following the Separation to be shared equally between the Parties): (A) the Assets associated with that portion of each Shared Contract that relates to the Oncology Business to be enjoyed by a member of the Mural Group; (B) the Liabilities associated with that portion of each Shared Contract that relates to the Oncology Business to be borne by a member of the Mural Group; (C) the Assets associated with that portion of each Shared Contract that relates to the Neuroscience Business to be enjoyed by a member of the Alkermes Group; and (D) the Liabilities associated with that portion of each Shared Contract that relates to the Neuroscience Business to be borne by a member of the Alkermes Group.

(b) Except for payments required in accordance with the performance of the applicable Shared Contract, nothing in this Section 2.3 shall obligate either Party or any member of its Group to make any payment, incur any Liability or offer or grant any accommodation for the benefit of the other Party or any member of the other Party’s Group, in each case, in order to effect any transaction (other than the pass-through of rewards and burdens of the applicable portions of the Shared Contracts in accordance with this Section 2.3) (except to the extent advanced, assumed or agreed in advance to be reimbursed by the other Party or any member of the other Party’s Group).

(c) Each of Alkermes and Mural shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Distribution Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.4 Intellectual Property Licenses.

(a) License Grants.

(i) Subject to the terms and conditions of this Agreement, Alkermes hereby grants to Mural and its Affiliates a perpetual, irrevocable, royalty-free, non-exclusive and worldwide (sub)license under all Intellectual Property Controlled by Alkermes as of the Separation Date to make, have made, use, offer for sale, sell and import products comprising the Mural Product Candidates.

(ii) Subject to the terms and conditions of this Agreement, Mural hereby grants to Alkermes and its Affiliates a perpetual, irrevocable, royalty-free, non-exclusive and worldwide (sub)license under the Intellectual Property within the Mural Assets as of the Separation Date to make, have made, use, offer for sale, sell and import products excluding products comprising the Mural Product Candidates for any uses other than the diagnosis, prevention or treatment of cancer in humans and animals.

(iii) The foregoing (sub)license grants automatically extend, without any further action by a Party, to each person and entity that is an Affiliate of such Party as of the Effective Date or becomes an Affiliate of such Party thereafter, but only for so long as such person or entity remains an Affiliate of such Party, and the other Party shall be in direct privity under this Agreement with any such (sub)licensed Affiliate under this Agreement.

(b) Alkermes In-Licenses. Mural acknowledges that the rights granted herein to Mural under the Intellectual Property Controlled by Alkermes pursuant to a license, sublicense or similar agreement with a Third Party (each, an “Alkermes In-License”) are subject to the terms and conditions set forth in such Alkermes In-Licenses. Mural covenants not to breach any terms or conditions of any Alkermes In-Licenses pertaining to sublicensees thereunder and to perform and take such actions as may be required to allow Alkermes to comply with its obligations thereunder, including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights and diligence. Mural further agrees to reimburse Alkermes (or to pay directly to the other party under the applicable Alkermes In-License, if Alkermes and such other party so agree) all amounts that become due and payable under the Alkermes In-Licenses on account of Mural’s exercise of the rights under the Alkermes In-Licenses that are sublicensed to Mural hereunder.

(c) Sublicense Rights. Each Party (but not its Affiliates) shall have the right to grant sublicenses to Third Parties under the license granted to it pursuant to Section 2.4(a) above. Sublicensees hereunder may grant further sublicenses. The sublicensing Party shall remain responsible for the compliance by each of its Affiliates and all sublicensees (whether direct or indirect) with all relevant restrictions and limitations and any other applicable terms and conditions in this Agreement.

(d) No Other Rights. Nothing in this Agreement shall be interpreted to grant either Party any rights under any intellectual property rights of the other Party that are not expressly granted herein, whether by implication, estoppel or otherwise.

(e) License in Bankruptcy. All (sub)licenses granted under this Agreement by either Party to the other Party shall be deemed to be, for the purpose of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that either Party, as (sub)licensee of such intellectual property rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

Section 2.5 Intercompany Accounts. Each Intercompany Account which exists and is reflected immediately prior to the Distribution Effective Time in any general ledger account or other records of Alkermes, Mural or any of their respective Affiliates, shall be: (a) closed as of the Distribution Effective Time and satisfied or settled within thirty (30) days following the Distribution Date by the relevant members of the Alkermes Group and the Mural Group by (i) one or a related series of distributions of or contributions to capital, (ii) payment by the relevant obligor to the relevant obligee or (iii) dividends or a combination of the foregoing, in each case as determined by Alkermes or (b) otherwise terminated effective as of the Distribution Effective Time. The parties hereby agree that the Intercompany Accounts shall be settled, as applicable, as described on Schedule 2.5. For the avoidance of doubt, the obligation to satisfy, settle or terminate Intercompany Accounts shall survive the Distribution Effective Time.

Section 2.6 Payments Prior to the Distribution Effective Time. With respect to any outstanding checks issued or payments initiated by Alkermes, Mural, or any of the members of their respective Groups prior to the Distribution Effective Time, such outstanding checks and payments shall be honored following the Distribution Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

Section 2.7 Payments Following the Distribution Effective Time. As between Alkermes and Mural (and the members of their respective Groups), all payments made and reimbursements or other payments received after the Distribution Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.8 Limitation of Liability. Except as provided in this Section 2.8 and in Article VI, neither Alkermes nor Mural nor any member of their respective Groups shall have any Liability to the other or any member of the other Party’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Effective Time other than pursuant to (i) this Agreement or any Ancillary Agreement, (ii) any Contract or arrangement listed or described on Schedule 2.8, (iii) any Third Party Agreement, or (iv) any other Contract or agreement entered into in connection with the consummation of the transactions contemplated by the Transaction Agreements, and any such Liability, whether or not in writing, that is not reflected in any of the foregoing, is hereby irrevocably cancelled, released and waived effective as of the Distribution Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time.

Section 2.9 Transfers Not Effected at or Prior to the Distribution Effective Time; Transfers Deemed Effective as of the Distribution Effective Time.

(a) If and to the extent that the valid, complete and perfected Transfer to the Mural Group of any Mural Asset or Assumption by the Mural Group of any Mural Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Consent in connection with the Separation that has not been obtained or made by the Distribution Effective

Time then, unless the Parties mutually shall otherwise agree, the Transfer to the Mural Group of such Mural Assets or the Assumption by the Mural Group of such Mural Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such Mural Asset or Mural Liability shall continue to constitute a Mural Asset or Mural Liability, as applicable, for all other purposes of this Agreement.

(b) If and to the extent that the valid, complete and perfected Transfer to the Alkermes Group of any Alkermes Retained Asset or Assumption by the Alkermes Group of any Alkermes Retained Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Consent in connection with the Separation that has not been obtained or made by the Distribution Effective Time then, unless the Parties mutually shall otherwise agree, the Transfer to the Alkermes Group of such Alkermes Retained Assets or the Assumption by the Alkermes Group of such Alkermes Retained Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such Alkermes Retained Assets or Alkermes Retained Liabilities shall continue to constitute Alkermes Retained Assets and Alkermes Retained Liabilities, as applicable, for all other purposes of this Agreement.

(c) With respect to Assets and Liabilities described in Section 2.9(a) and Section 2.9(b) or described on Schedule 2.9(d), taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the transactions contemplated hereby, each of Alkermes and Mural shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Person entitled to such Assets not later than the Distribution Effective Time and (B) the deferred Liabilities as having been Assumed by the Person intended to be subject to such Liabilities not later than the Distribution Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

(d) In the event that any Transfer of Assets or Assumption of Liabilities intended to be effected hereunder has not been consummated at or prior to the Distribution Effective Time, whether as a result of the provisions of Section 2.9(a) or Section 2.9(b), an agreement between the Parties and their respective Group members to delay such Transfer of Assets or Assumption of Liabilities as further described on Schedule 2.9(d), the inadvertent transfer or omission of an Asset or Liability as contemplated by the definition of “Alkermes Retained Asset,” “Alkermes Retained Liability,” “Mural Asset” or “Mural Liability” or for any other reason (other than with respect to Shared Contracts, which shall be governed solely by Section 2.3):

(i) unless the Parties shall otherwise agree, the Parties and their respective Group members shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and the Assumption of all Liabilities contemplated to be Transferred or Assumed, as applicable, pursuant to this Article II to the fullest extent permitted by applicable Law; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Alkermes and Mural and described on Schedule 2.9(d), neither Alkermes nor Mural shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party to obtain or make such Consent; and

(ii) except as described on Schedule 2.9(d), (A) the Party (or the applicable member of its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and shall be treated as holding it as nominee for the Party entitled thereto, and (B) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents are not received prior to the Distribution Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.12 and Section 2.13, to the extent applicable. In addition, the Party (or the applicable member of its Group) retaining such Asset or Liability shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby, and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Distribution Effective Time to the applicable member or members of the Alkermes Group or the Mural Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Distribution Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all such Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all such Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of the Transaction Agreements.

(e) If and when the Consents or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.9(a) or Section 2.9(b), are obtained or satisfied, or, if and when the inadvertent transfer or omission of an Asset or Liability is discovered by the Parties or any other impediment (legal or otherwise) that caused the Parties to delay the Transfer of any Asset or the Assumption of any Liability has been remedied, the Transfer or Assumption of the applicable Asset or Liability shall be promptly effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Effective Time.

(f) The Party (or the applicable member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.9(a) or Section 2.9(b) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken (or not taken) at the written direction of the other Party (or the applicable member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

Section 2.10 Release of Guarantees. In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement:

(a) On or prior to the Distribution Effective Time, each of Alkermes and Mural shall, with the reasonable cooperation of the other Party and the applicable member(s) of such other Party’s Group, use its reasonable best efforts to (i) have any member(s) of the Mural Group removed as guarantor of or obligor for any Alkermes Retained Liability to the extent that they relate to Alkermes Retained Liabilities, including the removal of any Security Interest on or in any Mural Asset that may serve as collateral or security for any such Alkermes Retained Liability; and (ii) have any member(s) of the Alkermes Group removed as guarantor of or obligor for any Mural Liability to the extent that they relate to Mural Liabilities, including the removal of any Security Interest on or in any Alkermes Retained Asset that may serve as collateral or security for any such Mural Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the Mural Group, Alkermes shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Mural Asset that may serve as collateral or security for any such Mural Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Alkermes would be reasonably unable to comply or (B) which Alkermes would not reasonably be able to avoid breaching; and

(ii) any member of the Alkermes Group, Mural shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Alkermes Retained Asset that may serve as collateral or security for any such Alkermes Retained Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Mural would be reasonably unable to comply or (B) which Mural would not reasonably be able to avoid breaching.

(c) If Alkermes or Mural is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.10, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article VI and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Alkermes and Mural, on behalf of itself and the other members of its Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party, or unless such other Party agrees in writing to such renewal or extension of the term of, increase in obligations under, or transfer to a Third Party of, such loan, guarantee, lease, contract or other obligation.

Section 2.11 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.9, each of the Parties shall cooperate with each other and shall use (and shall cause its respective Subsidiaries to use) commercially reasonable efforts, from and after the Distribution Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b) Without limiting the foregoing, from and after the Distribution Effective Time:

(i) each Party shall cooperate with the other Party to execute and deliver, and use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents, and to take or cause to be taken all such other actions as such Party may reasonably be requested to take by any other Party from time to time, as promptly as reasonably practicable, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby; and

(ii) in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise assigned to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred, without further consideration such Asset or Liability to the other Party so entitled thereto (or to a member of such other Party’s Group as designated by such other Party) and, prior to any such

Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.9; provided that the provisions of this Section 2.11(b)(ii) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(c) From and after the Distribution Effective Time, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the other Party shall use commercially reasonable efforts to petition the applicable court to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other Party (or any member of such other Party’s Group) has been assigned pursuant to this Article II, and the other Party shall cooperate and assist in any required communication with any plaintiff or other related Third Party.

Section 2.12 Novation of Alkermes Retained Liabilities; Indemnification.

(a) Other than with respect to Shared Contracts, which shall be governed solely by Section 2.3, each of Alkermes and Mural, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to novate or assign all obligations and other Liabilities that constitute Alkermes Retained Liabilities, or to obtain in writing the unconditional release of all members of the Mural Group to such arrangements, so that, in any such case, the members of the Alkermes Group will be solely responsible for such Liabilities; provided, however, that except as expressly provided in any of the Ancillary Agreements, any Third Party Agreement, or as otherwise agreed between Alkermes and Mural, neither Alkermes nor Mural shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party from whom any such Consent, substitution, amendment or release is requested.

(b) If Alkermes or Mural, as applicable, is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release with respect to any such Liability, the applicable member of the Mural Group shall from and after the Distribution Effective Time continue to be bound by such obligation or other Liability and, unless not permitted by the terms thereof or by Law, from and after the Distribution Effective Time, Alkermes shall or shall cause a member of the Alkermes Group to, as agent or subcontractor for such member of the Mural Group pay, perform and discharge fully such Liability to the extent that it does not constitute a Mural Liability. Mural shall cause each member of the Mural Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to Alkermes or to another member of the Alkermes Group specified by Alkermes, all money, rights and other consideration received by Mural or any member of the Mural Group in respect of such performance (unless any such consideration is a Mural Asset). If and when any such Consent, substitution, amendment or release shall be obtained or the Liability shall otherwise become assignable or able to be novated, without payment of further consideration, Mural shall promptly assign, or cause to be assigned, such Liability to Alkermes or to another member of the Alkermes Group specified by Alkermes, and Alkermes shall, or shall cause such other member of the Alkermes Group to, Assume such Liability.

Section 2.13 Novation of Mural Liabilities; Indemnification.

(a) Other than with respect to Shared Contracts, which shall be governed solely by Section 2.3, each of Alkermes and Mural, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to novate or assign all obligations and other Liabilities that constitute Mural Liabilities, or to obtain in writing the unconditional release of all members of the Alkermes Group to such arrangements, so that, in any such case, the members of the Mural Group will be solely responsible for such Liabilities; provided, however, that except as expressly provided in any of the Ancillary Agreements, any Third Party Agreement, or as otherwise agreed between Alkermes and Mural, neither Alkermes nor Mural shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party from whom any such Consent, substitution, amendment or release is requested.

(b) If Alkermes or Mural, as applicable, is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release with respect to any such Liability, the applicable member of the Alkermes Group shall from and after the Distribution Effective Time continue to be bound by such obligation or other Liability and, unless not permitted by the terms thereof or by Law, from and after the Distribution Effective Time, Mural shall or shall cause a member of the Mural Group to, as agent or subcontractor for such member of the Alkermes Group pay, perform and discharge fully such Liability to the extent that it does not constitute an Alkermes Retained Liability. Alkermes shall cause each member of the Alkermes Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to Mural or to another member of the Mural Group specified by Mural, all money, rights and other consideration received by Alkermes or any member of the Alkermes Group in respect of such performance (unless any such consideration is an Alkermes Retained Asset). If and when any such Consent, substitution, amendment or release shall be obtained or the Liability shall otherwise become assignable or able to be novated, without payment of further consideration, Alkermes shall promptly assign, or cause to be assigned, such Liability to Mural or to another member of the Mural Group specified by Mural, and Mural shall, or shall cause such other member of the Mural Group to, Assume such Liability.

Section 2.14 Disclaimer of Representations and Warranties.

(a) EACH OF ALKERMES (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ALKERMES GROUP) AND MURAL (ON BEHALF OF ITSELF AND EACH MEMBER OF THE MURAL GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING

IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of Alkermes (on behalf of itself and each member of the Alkermes Group) and Mural (on behalf of itself and each member of the Mural Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.14(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Alkermes or any member of the Alkermes Group, on the one hand, and Mural or any member of the Mural Group, on the other hand, are jointly or severally liable for any Alkermes Retained Liability or any Mural Liability, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such non-U.S. jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

Section 2.15 Cash Management. From the date of this Agreement until the Distribution Effective Time, Alkermes and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash generated by the Oncology Business and the Mural Assets in accordance with the ordinary course operation of Alkermes’ cash management systems. Prior to the Distribution Effective Time, in connection with the intended capitalization of the Mural Group, Alkermes shall cause the Mural Cash Contribution to be contributed to Mural US. All cash and cash equivalents held by any member of the Mural Group as of the Distribution Effective Time shall be a Mural Asset, and all cash and cash equivalents held by any member of the Alkermes Group as of the Distribution Effective Time shall be an Alkermes Retained Asset.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1 Transaction Agreements. At or prior to the Distribution Effective Time, Alkermes and Mural shall enter into, or (where applicable) shall cause a member or members of their respective Groups to enter into each Transaction Agreement (other than this Agreement).

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Distribution.

(a) Subject to the terms and conditions of this Agreement (including the conditions set out in Section 4.5), Alkermes agrees that, on the Distribution Date and with effect from the Distribution Effective Time, it will take all necessary steps to effect the Distribution (including, without limitation, transferring its entire legal and beneficial interest in the issued capital stock of Mural US to Mural).

(b) Subject to the terms and conditions of this Agreement (including the conditions set out in Section 4.5), Mural agrees that the Mural Ordinary Shares (that are to be delivered in the Distribution) shall be credited as fully paid up and free from any liens, charges and encumbrances whatsoever and shall have the rights described in the Amended and Restated Memorandum and Articles of Association adopted pursuant to Section 4.3(f).

(c) Subject to the terms and conditions of this Agreement (including the conditions set out in Section 4.5), each Record Holder will be entitled to receive in the Distribution a number of whole Mural Ordinary Shares equal to the number of Alkermes Ordinary Shares held by such holder on the Record Date multiplied by the Distribution Ratio and rounded down to the nearest whole number, with any residual fractional interest dealt with in accordance with Section 4.2 below.

(d) Subject to the conditions and other terms set forth in this Article IV, on or prior to the Distribution Date, Mural shall deliver to the Distribution Agent for the benefit of the Record Holders all of the Mural Ordinary Shares to be delivered in the Distribution and shall, to the extent permitted by applicable Law, cause the transfer agent for the Alkermes Ordinary Shares to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of Mural Ordinary Shares to each Record Holder or designated transferee or transferees of such Record Holder by way of registration in book-entry form. Mural will not issue paper share certificates. No action by any shareholder (or such shareholder’s designated transferee or transferees) shall be necessary to receive the applicable number of Mural Ordinary Shares (and, if applicable, cash in lieu of any fractional shares) to which such shareholder is entitled in the Distribution. The Distribution shall be effective at the Distribution Effective Time.

Section 4.2 Fractional Shares. Record Holders who, after aggregating the number of Mural Ordinary Shares (or fractions thereof) to which such shareholder would be entitled on the Record Date, would be entitled to receive a fraction of a Mural Ordinary Share in the Distribution, will be entitled to receive cash in lieu of such fractional share. Fractional Mural Ordinary Shares will not be issued by Mural in the Distribution. The Distribution Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole and fractional Mural Ordinary Shares allocable to each such Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s pro rata share of the aggregate net cash proceeds of these sales, after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes. Alkermes shall bear the cost of brokerage fees and transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of Alkermes, Mural or the Distribution Agent will guarantee any minimum sale price for the fractional Mural Ordinary Shares. Neither Alkermes nor Mural will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole and absolute discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Alkermes or Mural.

Section 4.3 Actions in Connection with the Distribution.

(a) Alkermes shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the Commission or federal, state or other applicable securities Laws. Alkermes and Mural shall each use its reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable. Alkermes and Mural shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States or of other non-U.S. jurisdictions in connection with the Distribution.

(b) Alkermes shall, as soon as is reasonably practicable after the Form 10 is declared effective and the Board has approved the Separation and Distribution, mail the Information Statement included in the Form 10, as well as any other information concerning Mural, its business, operations and management, the transactions contemplated herein and such other matters as Alkermes shall reasonably determine are necessary and as may be required by Law, to the Record Holders (or, in connection with the delivery of a notice of Internet availability of the Information Statement, post it on the Internet).

(c) Mural shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Distribution Effective Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit or other plans of Mural.

(d) To the extent not already approved and effective, Mural shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on Nasdaq of the Mural Ordinary Shares to be issued in the Distribution, subject to official notice of issuance.

(e) Alkermes shall, to the extent possible, give Nasdaq not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(f) Alkermes and Mural shall take all such action as may be necessary or appropriate to provide for the adoption by Mural of the Amended and Restated Memorandum and Articles of Association in such form as may be reasonably determined by Alkermes and Mural.

(g) Alkermes shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(h) Immediately following the Distribution Effective Time, Mural shall acquire by surrender, for no consideration, the Initial Share Capital (with the exception of the Initial Mural Preferred Share) and, immediately following the issuance of a bonus preferred share (the “Bonus Share”) to the holder of the Initial Mural Preferred Share (which will occur as soon as practicable following the Distribution Effective Time), Mural shall acquire by surrender, for no consideration, the Initial Mural Preferred Share and the Bonus Share.

(i) Alkermes shall take all actions as may be necessary to approve the grants of adjusted equity awards by Alkermes (in respect of Alkermes Ordinary Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

(j) Nothing in this Section 4.3 shall be deemed to shift or otherwise impose Liability for any portion of the Form 10 or Information Statement to Alkermes.

Section 4.4 Sole and Absolute Discretion of Alkermes. Alkermes, in its sole and absolute discretion, shall determine the Distribution Date, the Distribution Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Alkermes may, in accordance with Section 10.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, Alkermes shall have the right not to complete the Distribution if, at any time prior to the Distribution Effective Time, the Board shall have determined, in its sole and absolute discretion, that the Distribution is not in the best interests of Alkermes, that another strategic alternative is in the best interests of Alkermes, or that it is not advisable at that time for the Oncology Business to separate from Alkermes.

Section 4.5 Conditions to Distribution. Subject to Section 4.4, the obligation of Alkermes to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by Alkermes, in its sole and absolute discretion, of the following conditions. None of Mural, any other member of the Mural Group, or any Third Party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole and absolute discretion of the Board. Any determination by

Alkermes, and any subsequent amendment, revision, withdrawal or change thereto made by Alkermes prior to the Distribution and concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties. The conditions are for the sole benefit of Alkermes and shall not give rise to or create any duty on the part of Alkermes or the Board to waive or not waive any such condition. Each Party shall use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a) the steps in the Plan of Reorganization shall have been completed in all material respects;

(b) the Transfers of Assets and Assumptions of Liabilities described in Section 2.2 that are to be completed prior to the Distribution shall have been completed in accordance with the terms of this Agreement and each of Mural and Alkermes shall have executed and delivered, or caused to be executed and delivered, each of the Ancillary Agreements in connection therewith;

(c) the Commission shall have declared effective the Form 10, no stop order relating thereto will be in effect, no proceedings seeking any such stop order shall be pending before or threatened by the Commission, and the Information Statement shall have been mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to the Record Holders, posted on the Internet;

(d) the Mural Ordinary Shares to be distributed shall have been approved and accepted for listing by Nasdaq, subject to official notice of distribution;

(e) the receipt and continuing validity of both a private letter ruling from the Internal Revenue Service and an opinion of Goodwin Procter LLP, both satisfactory to the Board, together confirming that the Separation and the Distribution, in relevant part and together with certain related transactions, are tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, except for cash received in lieu of fractional Mural Ordinary Shares;

(f) the receipt from an independent appraisal firm acceptable to Alkermes of one or more opinions to the Alkermes Board and/or Mural Board confirming the solvency and financial viability of Alkermes and Mural after consummation of the Distribution, and such opinions shall be acceptable to Alkermes in form and substance in Alkermes’ sole discretion and such opinions shall not have been withdrawn or rescinded;

(g) all permits, registrations and Consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other non-U.S. jurisdictions in connection with the Distribution shall have been received;

(h) no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of Alkermes shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(i) the Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(j) each of Mural and Alkermes shall have executed and delivered, or caused to be executed and delivered, each of the other Transaction Agreements; and

(k) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of Alkermes or its shareholders.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Non-Solicit; Non-Hire. Commencing on and for a period of six (6) months following the Distribution Date, neither Party nor any of its Subsidiaries will: (a) without the prior written consent of the other Party, directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or knowingly encourage any employee of the other Party to terminate or breach an employment, contractual or other relationship with the other Party (or any of its Subsidiaries), or (b) hire or otherwise employ any employee of the other Party (or any of its Subsidiaries); provided, however, that nothing in this Section 5.1 shall be deemed to prohibit (i) any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party (or any of its Subsidiaries), provided that the soliciting Person has not directed, advised or knowingly encouraged such firm to approach any such employee, (ii) the solicitation or hiring of an individual whose employment was terminated by such other Party (or any of its Subsidiaries), (iii) the solicitation or hiring of an individual formerly employed by a Party (or any of its Subsidiaries) at any time after six (6) months following such individual’s termination of his or her employment with such other Party or (iv) the hiring by any Party of any individual (x) not solicited by such Party in breach of this Section 5.1 and (y) with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that the Party whose consent is requested may take into account, among other things, its own hiring needs and competitive considerations.

Section 5.2 No Right to Use Regulatory Information. Except as the Parties may otherwise agree in writing (including in any Ancillary Agreement) or as would otherwise be permitted by Law: (a) no member of the Alkermes Group shall have a right of reference to or otherwise be entitled to use any regulatory filings or other regulatory information owned or controlled by any member of the Mural Group for any products or product candidates in the Oncology Business; and (b) no member of the Mural Group shall have a right of reference to or otherwise be entitled to use any regulatory filings or other regulatory information owned or controlled by any member of the Alkermes Group for any products or product candidates in the Neuroscience Business.

Section 5.3 Use of Retained Names and Marks. Mural hereby acknowledges that Alkermes or its Affiliates or its or their licensors own all right, title and interest in and to the Trademarks and all other identifiers of source or goodwill containing, incorporating or associated with Trademarks, excluding, on and after the Distribution Date, the Mural Trademarks (collectively, the “Retained Names and Marks”), and that any and all right of Mural to use the Retained Names and Marks shall terminate as of the Distribution Date and shall immediately revert to Alkermes or its Affiliates, along with any and all goodwill associated therewith. Mural further acknowledges that it has no rights in any of the Retained Names and Marks, and that it is not acquiring any rights, directly or indirectly, to use the Retained Names and Marks, except as expressly provided herein. Alkermes hereby acknowledges that, on and after the Distribution Date, Mural or its Affiliates or its or their licensors own all right, title and interest in and to the Mural Trademarks, and that any and all right of Alkermes to use the Mural Trademarks shall terminate as of the Distribution Date. Alkermes further acknowledges that, on and after the Distribution Date, it will have no rights in any of the Mural Trademarks.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Release of Pre-Distribution Claims.

(a) Except (x) as provided in Section 6.1(b), (y) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (z) for any matter for which either Party is entitled to indemnification pursuant to this Article VI or under any Ancillary Agreement:

(i) Alkermes, for itself and each member of the Alkermes Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, agents or employees of any member of the Alkermes Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Mural and the other members of the Mural Group and all Persons who at any time prior to the Distribution Effective Time were shareholders, directors, officers, agents or employees of any member of the Mural Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Alkermes Retained Liabilities and (B) Liabilities existing or arising: (1) in connection with the implementation of the Separation (including the Distribution); or (2) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Neuroscience Business, the Alkermes Retained Assets or the Alkermes Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Alkermes Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Mural Group in respect of any Alkermes Released Liabilities. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Alkermes, any member of the Alkermes Group, or their respective Affiliates from commencing any Actions against any Mural officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns, with regard to matters arising from, or relating to criminal acts by any such officers, directors, agents or employees.

(ii) Mural, for itself and each member of the Mural Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, agents or employees of any member of the Mural Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Alkermes and the other members of the Alkermes Group and all Persons who at any time prior to the Distribution Effective Time were shareholders, directors, officers, agents or employees of any member of the Alkermes Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Mural Liabilities and (B) Liabilities existing or arising: (1) in connection with the implementation of the Separation (including the Distribution); or (2) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Oncology Business, the Mural Assets or the Mural Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Mural Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries, if any, not to, bring any Action against any member of the Alkermes Group in respect of any Mural Released Liabilities; provided, however, that for purposes of this Section 6.1(a)(ii), the members of the Mural Group shall also release and discharge any officers or other employees of any member of the Alkermes Group, to the extent any such officers or employees served as directors or officers of any member of the Mural Group prior to the Distribution, from any and all Liabilities or responsibilities for any and all past actions or failures to take action, in each case in their respective capacities as directors or officers, as the case may be, of any such member of the Mural Group, prior to the Distribution Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Mural, any member of the Mural Group, or their respective Affiliates from commencing any Actions against any Alkermes officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns, with regard to matters arising from, or relating to criminal acts by any such officers, directors, agents or employees.

(b) Nothing contained in this Agreement, including Section 6.1(a) or Section 2.8, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Distribution Effective Time. In addition, nothing contained in Section 6.1(a) shall:

(i) release any Person from any Liability Assumed, Transferred or expressly assigned to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Alkermes, any Alkermes Retained Liability, (B) with respect to Mural, any Mural Liability, (C) any Liability expressly preserved pursuant to Section 2.8 and (D) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement or otherwise for Actions brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

(ii) release any Person from any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii) release any Person other than the Persons released in Section 6.1(a); or

(iv) release any employee of Mural from any Contract with any member of the Alkermes Group to the extent related to the Alkermes Retained Assets, Alkermes Retained Liabilities or Neuroscience Business.

In addition, nothing contained in Section 6.1(a) shall release Alkermes from indemnification or contribution with respect to any director, officer or employee of Mural who was a director, officer or employee of Alkermes or any of its Affiliates prior to the Distribution Effective Time, as the case may be, with respect to which he or she was entitled to such indemnification or contribution pursuant to an obligation existing immediately prior to the Distribution Effective Time; it being understood that if the underlying obligation giving rise to such Action is established by a court of competent jurisdiction to be a Mural Liability, Mural shall indemnify Alkermes for such Liability (including Alkermes’ costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a). If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the reasonable fees and expenses of counsel of the other Party and/or the members of such Party’s Group, as applicable, and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.

(d) Each Party acknowledges that the foregoing releases include a release of any rights and benefits with respect to the Liabilities described therein that such Party and each member of such Party’s Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a Party does not know or suspect to exist in its favor at the time of executing the release. In this connection, each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that the foregoing releases have been negotiated and agreed upon in light of that awareness.

Section 6.2 Indemnification by Alkermes. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Effective Time, Alkermes shall and shall cause the other members of the Alkermes Group to indemnify, hold harmless and defend the Mural Indemnitees from and against any and all Indemnifiable Losses of the Mural Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Alkermes Retained Liabilities, including the failure of any member of the Alkermes Group or any other Person to pay, perform or otherwise discharge any Alkermes Retained Liability in accordance with its respective terms, whether arising prior to, on or after the Distribution Effective Time, or (b) any breach by Alkermes of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder (each, a “Mural Claim”).

Section 6.3 Indemnification by Mural. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Effective Time, Mural shall and shall cause the other members of the Mural Group to indemnify, hold harmless and defend the Alkermes Indemnitees from and against any and all Indemnifiable Losses of the Alkermes Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Mural Liabilities, including the failure of any member of the Mural Group or any other Person to pay, perform or otherwise discharge any Mural Liability in accordance with its respective terms, whether prior to, on or after the Distribution Effective Time, or (b) any breach by Mural of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder (each, an “Alkermes Claim”).

Section 6.4 Procedures for Indemnification.

(a) Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b):

(i) if a Mural Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Mural Claim, the Mural Indemnitee shall so notify Alkermes as promptly as reasonably practicable after becoming aware of the existence of such Mural Claim; and

(ii) if an Alkermes Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Alkermes Claim, the Alkermes Indemnitee shall so notify Mural as promptly as reasonably practicable after becoming aware of the existence of such Alkermes Claim (any such claim made pursuant to Section 6.4(a)(i) or this Section 6.4(a)(ii), a “Direct Claim”).

Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of Indemnifiable Losses for which indemnification may be sought hereunder relating to such claim (including, to the extent practicable, the method of computation thereof); provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of thirty (30) days after receipt of any such notice under this Section 6.4(a) to respond to the claimant thereto. If the Indemnifying Party fails to respond within such period, the claim specified in such notice from the Indemnitee shall be conclusively determined to be an indemnifiable claim for which the Indemnifying Party shall be liable to the applicable Indemnitee(s) hereunder.

(b) If a claim or demand is made against an Indemnitee by any Third Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, Alkermes (on behalf of the Alkermes Indemnitees) or Mural (on behalf of the Mural Indemnitees), as applicable (such claimant, the “Claiming Party”), shall notify the Indemnifying Party of the Third Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder, referring to the provisions of this Agreement or any Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises and including copies of all Third Party written notices and documents received by the Claiming Party (and any or all of its Indemnitees) relating to the Third Party Claim promptly (and in any event within twenty (20) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the receipt thereof by the Claiming Party (or any of its Indemnitees), copies of any and all additional Third Party written notices and documents (including court papers) received by the Claiming Party (or any of its Indemnitees) relating to the Third Party Claim.

(c) Subject to the provisions of this Section 6.4(c), the Indemnifying Party has the right, exercisable by written notice to the Claiming Party within thirty (30) days after receipt of notice from the Claiming Party pursuant to Section 6.4(b), to assume and conduct the defense (including, subject to the conditions of this Section 6.4(c), settlement) of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the

Indemnifying Party and reasonably acceptable to the applicable Indemnitees. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 6.4(c), the Indemnitee may defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 6.4(c), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim; provided, however, that if (w) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third Party Claim by the Indemnifying Party, (x) the party making such Third Party Claim is a Governmental Entity with regulatory or other authority over the Indemnitee or any of its material assets, (y) the Third Party Claim seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business or (z) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense; provided that the Indemnifying Party shall not be responsible for the expenses of more than one counsel for all Indemnitees with respect to the same Third Party Claim or related Third Party Claims (plus one local counsel in any jurisdiction within which such Third Party Claim has been brought). The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third Party Claim that the other Person is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed), consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim. The Indemnitee may consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(d) The Claiming Party and the Indemnifying Party shall (and the Claiming Party shall cause the applicable Indemnitee(s) to) make reasonably available to each other and their respective agents and representatives all relevant records available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Claiming Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim. If a Party asserts its right to participate in the defense and investigation of any Third Party Claim, the Party controlling the defense and investigation of such Third Party Claim shall act in good faith and reasonably consult and cooperate with the Indemnitee or the Indemnifying Party, as the case may be, in connection with any appearances, briefs, arguments and proposals made or submitted by or on behalf of any party in connection with the Third Party Claim (including considering in good faith all reasonable additions, deletions or changes suggested by the Indemnitee or the Indemnifying Party, as the case may be, in connection with any filings made with any Governmental Entity or proposals to the Third Party claimant in connection therewith). With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the

Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 6.4(d) shall derogate from a Party’s right to control the defense of any Action in accordance with Section 6.4.

(e) Each of the Parties agrees that at all times from and after the Distribution Effective Time, if an Action is commenced by a Third Party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s Group) is a nominal defendant and/or such Action is related solely to an Asset or Liability that the other Party has been assigned under this Agreement, any Ancillary Agreement or any Third Party Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

(f) The provisions of this Section 6.4 (other than this Section 6.4(f)) and Section 6.7 (other than Section 6.7(g)) shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

Section 6.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Party (including any of its Indemnitees) for any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds actually received by such Party (or any of its Indemnitees) with respect to any Indemnifiable Loss and (ii) net of any proceeds actually received by such Party (or any of its Indemnitees) from any Third Party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”), in the case of (i) and (ii) net of the costs of collection thereof and any increase in premium attributable thereto under applicable Third Party Policies. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 6.6 Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 6.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.6, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Mural and each other member of the Mural Group, on the one hand, and Alkermes and each other member of the Alkermes Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. Solely for purposes of determining relative fault pursuant to this Section 6.6: (i) any fault associated with information contained in the Distribution Disclosure Documents shall be deemed to be allocated to Mural and the other members of the Mural Group (other than as set forth in the definition of Excluded Liabilities); (ii) any fault associated with the conduct of the Neuroscience Business prior to the Distribution Effective Time shall be deemed to be allocated to Alkermes and the other members of the Alkermes Group, and no such fault shall be deemed to be the fault of Mural or any other member of the Mural Group; and (iii) any fault associated with the conduct of the Oncology Business prior to the Distribution Effective Time shall be deemed to be the fault of Mural and the other members of the Mural Group, and no such fault shall be deemed to be the fault of Alkermes or any other member of the Alkermes Group.

Section 6.7 Additional Matters; Survival of Indemnities.

(a) The agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled hereunder. The agreements contained in this Article VI shall survive the Distribution.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

(c) Except to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party.

(d) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification or contribution that differ from the provisions set forth in this Article VI, the terms of the Ancillary Agreement will govern.

(e) Any amounts payable pursuant to this Article VI shall be paid without duplication, and in no event shall any Party receive any payment in respect of an Indemnifiable Loss or receive contribution under different provisions of any Ancillary Agreement in respect of the same Liabilities.

(f) Any amount to be paid or reimbursed by an Indemnifying Party (or a member of such Party’s Group) to an Indemnitee pursuant to this Article VI shall be paid in accordance with the procedures set forth in Section 10.11.

(g) For all Tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) by (x) Alkermes to Mural as a tax-free contribution by Alkermes to Mural with respect to Mural Ordinary Shares occurring immediately before the Effective Time or (y) Mural to Alkermes as a distribution by Mural to Alkermes with respect to Mural Ordinary Shares occurring immediately before the Effective Time, or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by a Final Determination (as such term is defined in the Tax Matters Agreement).

ARTICLE VII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION;

CONFIDENTIALITY; PRIVILEGE

Section 7.1 Preservation of Information.

(a) Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any information referenced in Section 7.3, each Party shall use its commercially reasonable efforts, at its sole cost and expense, to retain such information, until the latest of, as applicable, (i) the date on which such information is no longer required to be retained pursuant to Alkermes’ applicable record retention policy as in effect immediately prior to the Distribution, including pursuant to any “Litigation Hold” issued by Alkermes or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such information relates to a pending or threatened Action which is known to the members of the Alkermes Group or Mural Group, as applicable, in possession of such information at the time any retention obligation with regard to such information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Alkermes Group or Mural Group, as applicable, in possession of such information at the time any retention obligation with regard to such information would otherwise expire; provided, that with respect to any pending or threatened Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the Alkermes Group or Mural Group, as applicable, is in possession of such information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from either Party that certain information relating to the Oncology Business, the Neuroscience Business or the transactions contemplated hereby be retained in connection with an Action, the other Party shall use reasonable efforts to preserve and not to destroy or dispose of such information without the consent of the requesting Party.

(b) Alkermes and Mural intend that any transfer of information that would otherwise be within the attorney-client or attorney work product privileges not operate as a waiver of any potentially applicable privilege.

Section 7.2 Financial Statements and Accounting.

(a) From the Distribution Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2023, each Party agrees to provide reasonable assistance and, subject to Section 7.7, reasonable access to its properties, books and records, other information in its possession and control and personnel, and to use its commercially reasonable efforts to cooperate with the other Party’s requests, in each case to enable (i) such other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (ii) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other Party, including, to the extent applicable to such Party, its auditor’s audit, if applicable, of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and (iii) such other Party to respond to any written request or official comment from a Governmental Entity, including in connection with responding to a comment letter from the Commission; provided, that, in connection with this clause (iii), each Party shall provide reasonable access on the terms set forth in this Section 7.2 for a period of three (3) years following the Distribution Date. For the avoidance of doubt, this Section 7.2(a) shall not limit in any manner the obligations of the Parties under any Ancillary Agreement.

(b) Nothing in this Article VII shall require any Party to violate any agreement with any Third Party regarding the confidentiality of information relating to that Third Party or its business (except as may be required by law); provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s prior written consent to the disclosure of such information.

Section 7.3 Provision of Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article VI shall govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a) From and after the Distribution Effective Time, and subject to compliance with the terms of the Ancillary Agreements (including Section 4.1 of each of the Alkermes Transition Services Agreement and the Mural Transition Services Agreement), upon the prior written reasonable request by, and at the expense of, Mural for specific and identified: (i) information that relates to Mural or the Oncology Business, as the case may be, prior to the Distribution Effective Time; (ii) information that is necessary for Mural or a member of the Mural Group to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which Alkermes and/or Mural, or a member of their respective Groups, are parties; (iii) copies of Alkermes templates and form documents used in the operation of the Oncology Business; (iv) information that is otherwise required by Mural with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Mural (including under applicable securities laws) by a Governmental Entity having jurisdiction over Mural; or (v) information that is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, Alkermes shall provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information, templates or forms (or the originals thereof if Mural has a reasonable need for such originals) in the possession or control of Alkermes or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Mural or any of its Subsidiaries; provided, that, to the extent any originals are delivered to Mural pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, Mural shall, at its own expense, return them to Alkermes within a reasonable time after the need to retain such originals has ceased; and provided further, that, in the event that Alkermes, in its sole and absolute discretion, determines that any such access or the provision of any such information, templates or forms (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any Privilege, Alkermes shall not be obligated to provide such information requested by Mural (provided, that Alkermes shall use commercially reasonable efforts to permit compliance with its obligations under this Section 7.3 in a manner that avoids any such consequence). Notwithstanding the foregoing, Alkermes shall not be obligated to provide any requested information pursuant to clause (iv) or (v) above following the date that is the fifth anniversary of the Distribution Date (or such later time or times as the Parties may agree).

(b) From and after the Distribution Effective Time, and subject to compliance with the terms of the Ancillary Agreements (including Section 4.1 of each of the Alkermes Transition Services Agreement and the Mural Transition Services Agreement), upon the prior written reasonable request by, and at the expense of, Alkermes for specific and identified information that: (i) relates to Alkermes or the Neuroscience Business, as the case may be, prior to the Distribution Effective Time; (ii) is necessary for Alkermes or a member of the Alkermes Group to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which Alkermes and/or Mural, or a member of their respective Groups, are parties; (iii) is otherwise required by Alkermes with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Alkermes (including under applicable securities laws) by a Governmental Entity having jurisdiction over Alkermes; or (iv) is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, Mural shall provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information (or the originals thereof if Alkermes has a reasonable need for such originals) in the possession or control of Mural or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Alkermes or any of its Subsidiaries; provided, that, to the extent any originals are delivered to Alkermes pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, Alkermes shall, at its own expense, return them to Mural within a reasonable time after the need to retain such originals has ceased; and provided, further that, in the event that Mural, in its sole and absolute discretion, determines that any such access or the provision of any such information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any Privilege, Mural shall not be obligated to provide such information requested by Alkermes (provided, that Mural shall use commercially reasonable efforts to permit compliance with its obligations under this Section 7.3 in a manner that avoids any such consequence). Notwithstanding the foregoing, Mural shall not be obligated to provide any requested information pursuant to clause (iii) or (iv) above following the date that is the fifth anniversary of the Distribution Date (or such later time or times as the Parties may agree).

(c) In connection with the provision of information under this Section 7.3, the providing Party shall be entitled to redact any portion of the information to the extent related to any matter other than the receiving Party’s business. Each of Alkermes and Mural agree to make their respective personnel available during regular business hours to discuss the information exchanged pursuant to this Section 7.3.

Section 7.4 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 7.1.

Section 7.5 Witness Services; Cooperation. At all times from and after the Distribution Effective Time, each of Alkermes and Mural shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii)

there is no conflict in the Action between the requesting Party and the other Party. Notwithstanding any provisions of Article VII to the contrary, after the Distribution Effective Time, each Party shall use commercially reasonable efforts to assist (or cause the other members of its Group to assist) the other with respect to any Action or potential Action upon the request of such other Party; provided, that any such expenses incurred in connection therewith shall be at such other Party’s sole expense.

Section 7.6 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing information, access to information or services to the other Party pursuant to this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred and properly paid under applicable Law in providing such information, access to such information or services.

Section 7.7 Confidentiality.

(a) Except as otherwise provided herein, in any Ancillary Agreement, or in any Contract between a Party or its Subsidiaries, on the one hand, and their respective employees, on the other hand, each of Alkermes and Mural shall hold, and shall cause the other members of their respective Groups and their respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Alkermes’ Confidential Information pursuant to policies and procedures in effect as of the Distribution Effective Time, and not disclose or release, or permit or cause to be disclosed or released, any Confidential Information of the other Party that is either in the first Party’s possession (including Confidential Information in its possession prior to the Distribution Effective Time) or furnished by the other Party or any member of its Group or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder (including under Section 2.4) or under any Ancillary Agreement. If any Confidential Information is disclosed to any member of the other Party’s Group in connection with providing services to any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed Confidential Information shall be used by the applicable member of such other Party’s Group only as required to provide such services.

(b) Notwithstanding anything to the contrary in this Section 7.7, each Party may disclose, or may permit disclosure of, the other Party’s Confidential Information: (i) to its Representatives who have a need to know such information for non-commercial purposes and are informed of the obligation to hold such information confidential and in respect of whose failure to comply with such obligations, the first Party will be responsible or (ii) if any Party or any other member of its Group is required or requested to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with an Action brought by a Governmental Entity that it is advisable to do so. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such requirement or request and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party (at the expense of the other Party) will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(c) Each of Alkermes and Mural shall inform their respective Representatives who have or have access to the other Party’s Confidential Information of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(d) Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option and as promptly as practicable after receiving a written request from the other Party, either (i) return to such other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to such other Party that the first Party has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such first Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such information located in back-up, archival electronic storage; and provided, further, that any such information so retained shall remain subject to the confidentiality and non-use provisions of this Agreement or any Ancillary Agreement.

(e) Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Distribution Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party (or another member of its Group), on the other hand, prior to the Distribution Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party (or another member of its Group) and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the other members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Effective Time or affirmative commitments or representations that were made before the Distribution Effective Time by, between or among the other Party (or other member(s) of its Group), on the one hand, and such Third Parties, on the other hand.

(f) For the avoidance of doubt and notwithstanding any other provision of this Section 7.7, (i) the sharing of Privileged Information shall be governed solely by Section 7.8, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

Section 7.8 Privilege Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the benefit of Alkermes and its Subsidiaries, including, as applicable, the members of the Mural Group. Accordingly, with respect to such pre-Distribution services, the Parties agree as follows:

(i) (A) Alkermes shall be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to the Neuroscience Business, whether or not the Privileged Information is in the possession or under the control of a member of the Alkermes Group or the Mural Group and (B) Alkermes shall also be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to any Alkermes Retained Liabilities, whether or not the Privileged Information is in the possession or under the control of a member of the Alkermes Group or the Mural Group;

(ii) (A) Mural shall be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to the Oncology Business, whether or not the Privileged Information is in the possession or under the control of a member of the Mural Group or the Alkermes Group and (B) Mural shall also be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to any Mural Liabilities, whether or not the Privileged Information is in the possession or under the control of a member of the Mural Group or the Alkermes Group;

(iii) If Alkermes and Mural in good faith do not agree as to whether certain information is Privileged Information, or whether certain Privileged Information is subject to Section 7.8(a)(i) or Section 7.8(a)(ii), then the information shall be treated as Shared Privileged Information subject to Section 7.8(b);

(iv) Mural agrees that it shall not (and shall cause the members of its Group not to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Alkermes (or any member of its Group) may have a Privilege, without the written consent of Alkermes; and

(v) Alkermes agrees that it shall not (and shall cause the members of its Group not to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Mural (or any member of its Group) may have a Privilege, without the written consent of Mural.

(b) The Parties agree that they shall have an equal right with respect to all Privileges related to legal and other professional services that have been and will be provided prior to the Distribution Effective Time not allocated pursuant to Section 7.8(a). With respect to such pre-Distribution services and related Privileged Information (“Shared Privileged Information”), the Parties agree as follows:

(i) Shared Privileged Information shall be subject to a shared Privilege among such Parties involved, or having an interest, in the claims, proceedings, litigation, disputes or other matters at issue;

(ii) No Party may (or cause or permit any member of its Group to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law with respect to Shared Privileged Information, without the written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed;

(iii) If a dispute arises between or among the Parties or their respective Group members regarding whether a Privilege should be waived to protect or advance the interest of any Party (or members of its Group) with respect to Shared Privileged Information, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party and members of its Group, and shall not unreasonably withhold consent to any request for waiver by the other Party, and each Party specifically agrees that it shall not withhold consent to waive for any purpose except in good faith to protect the legitimate interests of its Group; and

(iv) If, within fifteen (15) Business Days of a Party’s providing a written request to the other Party to waive a Privilege over Shared Privileged Information, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether the Privilege should be waived with respect to such Shared Privileged Information, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance the legitimate interests of its Group, the requesting Party shall provide the objecting Party fifteen (15) Business Days’ written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) Business Days of receipt of such notice to commence proceedings to enjoin such waiver or seek related relief, pursuant to Section 8.2(d) and under applicable Law, shall be deemed full and effective consent to such waiver. In the event proceedings are commenced as described above, the Parties agree that any such Privilege shall not be waived by either Party until the final determination of such dispute.

(c) The Parties agree that Shared Privileged Information shall continue to be held subject to Privilege from disclosure to Third Parties even if adversity of interest may subsequently be discerned or arise between Parties or their respective Group members. Further, in the event a Party or any member of its Group becomes adverse to the other Party or any member of its Group, each Party agrees that it shall not (and shall not cause or permit any member of its Group to) seek to disqualify any law firms who have or have had access to Shared Privileged Information from continuing to represent members of the other Party’s Group, as applicable, solely by having, or having had access to such Shared Privileged Information.

(d) Nothing in this Section 7.8 shall be construed or interpreted to restrict the right or authority of the Parties to enter into any further written agreement concerning Privileged Information.

(e) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of Alkermes or Mural as set forth in Section 7.7 and this Section 7.8, to maintain the confidentiality of Privileged Information, and to assert and maintain any applicable Privilege according to the terms of this Section 7.8. The access to information being granted pursuant to Section 7.2 and Section 7.3, the agreement to provide witnesses and individuals pursuant to Section 7.5, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.4 and the transfer of Privileged Information between the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.9 Conflicts Waiver. Each of the Parties acknowledges, on behalf of itself and each other member of its Group, notwithstanding anything to the contrary contained herein, that each of Alkermes and Mural has retained Goodwin Procter LLP and Arthur Cox LLP (collectively, the “Known Counsel”) to act as its counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Following the Separation, it is expected that Alkermes and Mural will continue to retain Known Counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, among other matters. Alkermes and Mural hereby agree on behalf of each such Party and each member of its respective Group that Known Counsel may continue to represent any member of the Alkermes Group and the Mural Group, respectively, with respect to such matters. Each of Alkermes and Mural, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 7.9. Each of Alkermes and Mural, on behalf of itself and each other member of its Group, further agrees that each Known Counsel and its respective partners and employees are third party beneficiaries of this Section 7.9.

Section 7.10 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such information, whether by implication, estoppel or otherwise.

Section 7.11 Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

Section 7.12 Data Protection.

(a) The Parties acknowledge and agree that each Party is a Controller with respect to Personal Data included within the Mural Assets transferred between the Parties pursuant to this Agreement (“Separation Personal Data”). Each Party shall comply with its obligations under Data Protection Laws with respect to its Processing of Separation Personal Data received under this Agreement, including ensuring that all necessary transparency information has been provided to the Data Subjects of Separation Personal Data, and all necessary authorizations have been obtained from the such Data Subjects to enable its Processing of Separation Personal Data.

(b) The Parties acknowledge that Mural US will Process Separation Personal Data received from Alkermes, in the United States of America, which is a country not deemed adequate for the international transfer of Personal Data by applicable data protection authorities. The details of such Separation Personal Data transferred are as set forth on Schedule 7.12(b).

(c) With respect to the international transfers of Separation Personal Data pursuant to this Agreement, Alkermes and Mural US shall:

(i) comply with the provisions of the EU Controller to Controller Standard Contractual Clauses (or EU SCCs) which are incorporated into this Agreement by reference and are varied as follows for this purpose: (A) for the purposes of Annex I of the EU SCCs, the list of parties section shall be deemed completed with the details of Alkermes (as data exporter) and Mural US (as data importer) and contact information provided by the Parties from time to time pursuant to this Agreement. the “description of transfers” section shall be deemed completed with the details as set forth in Section 7.12(b) of this Agreement, the frequency of the transfer “one-off transfers for the purposes of the Separation”, and the competent supervisory authority is the Irish Data Protection Commission; (B) Annex II (Security Measures) shall be deemed completed with details of the security measures as set forth in Section 7.12(b) of this Agreement; (C) Clause 7 (Docking Clause), which is optional, is included; (D) Clause 11 (Redress) contains an optional clause which is excluded; (E) Clause 13 (Supervision) provides for three alternative options and the first option shall apply; (F) Clause 17 (Governing law) shall be the laws of Ireland; and (G) Clause 18 (Choice of forum and jurisdiction) is amended so that the courts which have jurisdiction are the courts of the EU Member State referenced by Clause 17 (Governing law) as amended above.

(ii) comply with the provisions of the UK IDTA with respect to Separation Personal Data subject to the UK GDPR. The UK IDTA is incorporated into this Agreement by reference and varied as follows for this purpose: (A) Table 1 of the UK IDTA, the date to be included is the date of this Agreement and the details/key contact information of the Parties are as set forth in Section 7.12(c)(i) of this Agreement; (B) Table 2 of the UK IDTA, information about the version of the EU Standard Contractual Clauses, modules and selected clauses which the UK IDTA is appended to shall reference the EU SCCs as varied by Section 7.12(c)(i) of this Agreement; (C) Table 3 of the UK IDTA, Annexes I and II shall be deemed completed with the information corresponding to those annexes as set forth in Section 7.12(c)(i) of this Agreement and as otherwise agreed between the Parties from time to time; (D) Table 4 of the UK IDTA, both the Importer and the Exporter (each as defined therein) may end the UK IDTA in accordance with its terms; and (E) Part 2 Mandatory Clauses of the UK IDTA shall be deemed completed with the following provision “Mandatory Clauses of the Approved Addendum, being the template Addendum B.1.0 issued by the UK Information Commissioner’s Office and laid before Parliament in accordance with s119A of the Data Protection Act 2018 on February 2, 2022, as it is revised under Section 18 of those Mandatory Clauses.”

(d) Definitions. As used in this Section 7.12, the following terms shall have the following meanings:

(i) “Controller” means a party which, alone or jointly with others, determines the purposes and means of the processing of Personal Data.

(ii) “Data Protection Laws” means all Laws and regulations relating to data protection and privacy as applicable to the Parties and/or to the processing of Personal Data under the Agreement, including without limitation, the GDPR, the UK GDPR, the UK Data Protection Act 2018, and any associated implementing legislation and regulations, in each case, as in force and applicable, and as amended, supplemented or replaced from time to time.

(iii) “Data Subject” means an identified or identifiable natural person to whom Personal Data relates.

(iv) “EU Controller to Controller Standard Contractual Clauses” or “EU SCCs” means the Annex to the European Commission’s decision of June 4, 2021 on Standard Contractual Clauses for the transfer of personal data to third countries which do not ensure an adequate level of data protection pursuant to the GDPR with “Module 1” selected (which covers transfers of Personal Data from a Controller to a Processor).

(v) “GDPR” means the EU General Data Protection Regulation 2016/679.

(vi) “Personal Data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

(vii) “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction. Related terms such as “Process” and “Processed” shall have corresponding meanings.

(viii) “Separation Personal Data” shall have the meaning ascribed to it in Section 7.12(a).

(ix) “UK GDPR” means the GDPR in such form as incorporated into the laws of the United Kingdom.

(x) “UK IDTA” means the UK International Data Transfer Addendum to the EU Standard Contractual Clauses (version B.1.0) issued by the UK Information Commissioner and laid before Parliament in accordance with s119A of the Data Protection Act 2018 on February 2, 2022 (as it is revised under its Section 18) to facilitate the international transfer of Personal Data in compliance with the UK GDPR.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation. A Party seeking resolution of (i) a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including any Action based on contract, tort, statute or constitution, or (ii) a claim with respect to the inadvertent transfer or omission of an Asset or Liability as contemplated by the definition of “Alkermes Retained Asset,” “Alkermes Retained Liability,” “Mural Asset” or “Mural Liability,” respectively (collectively, “Disputes”), shall provide written notice of such Dispute to the other Party, specifying the terms of such Dispute in reasonable detail (“Dispute Notice”). The appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days from the time of receipt by a Party of the Dispute Notice. If the Dispute has not been resolved within fifteen (15) days after receipt of the Dispute Notice, the respective Chief Executive Officers or their respective designees (with full settlement authority) of Alkermes and Mural shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. Any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall be tolled from the date in which a dispute is initiated until the conclusion of the arbitration process as outlined in this Article VIII.

Section 8.2 Arbitration.

(a) Claims. Any Dispute that is not resolved pursuant to Section 8.1 within thirty (30) days after receipt of a Dispute Notice, unless such thirty (30) day period is otherwise extended by agreement of the Parties in writing, shall be resolved by final and binding arbitration before a panel of three (3) neutral arbitrators with relevant industry experience (the “Arbitrators”). One (1) Arbitrator shall be chosen by Alkermes and one (1) Arbitrator shall be chosen by Mural within forty-five (45) days of receipt of a Dispute Notice, unless such forty-five (45) day period is otherwise extended by agreement of the Parties in writing. The third (3rd) Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by Alkermes and the Arbitrator chosen by Mural within fifteen (15) days of the date that the last of such Arbitrators was appointed. The arbitration shall be administered by the International Chamber of Commerce (the “Administrator”) in accordance with its then existing arbitrator rules or procedures regarding commercial or business disputes. The arbitration shall be held in Boston, Massachusetts. The Arbitrators shall complete the arbitration hearing within ninety (90) days after selection of the third (3rd) Arbitrator, subject to extension by written agreement executed by both Parties.

(b) Arbitrators’ Award. The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final, binding, conclusive and non-appealable, and judgment may be entered upon it in accordance with the Laws of the State of Delaware or any other court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or the Ancillary Agreements; provided, however, that the limitations described in the foregoing clauses (i) and (ii) shall not apply if such damages are statutorily imposed.

(c) Costs. Each Party shall bear its own attorney’s fees, costs and disbursements arising out of the arbitration and the costs of the Arbitrator selected by it, and shall pay an equal share of the fees and costs of the third (3rd) Arbitrator and Administrator; provided, however, that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.

(d) Injunctive or Other Equity Relief. Nothing contained in this Agreement shall deny any Party the right to seek temporary injunctive relief in the context of a bona fide emergency or prospective irreparable harm in order to maintain the status quo while an arbitration initiated pursuant to Article VIII is pending; provided, however, that any other relief not expressly permitted under this Section 8.2(d) must be pursued in accordance with Section 8.2(a), with all remedies being cumulative to the extent allowed by applicable Law. The Parties further agree that irreparable harm would occur, and thus need not be established, in an action to enforce the confidentiality obligations of Section 7.7 or to resolve a privilege dispute under Section 7.8(b)(iv), and that such action may be brought pursuant to this Section 8.2(d). The Parties further agree that any action brought under this Section 8.2(d) shall be brought exclusively in the courts within the State of Delaware set forth in Section 10.16, and that such courts shall have personal jurisdiction over the Parties in such action.

Section 8.3 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement, any Shared Contract and each Ancillary Agreement during a Dispute with respect to all matters not subject to such Dispute.

ARTICLE IX

INSURANCE MATTERS

Section 9.1 Rights to Alkermes Policies.

(a) Mural acknowledges and agrees that, from and after the Distribution Effective Time, except as expressly provided in this Agreement or any Ancillary Agreement, neither Mural nor any member of the Mural Group shall have any rights to or under any Policies of Alkermes, other than any insurance Policies acquired prior to the Distribution Effective Time, including any renewal or tail period thereof, directly by and in the name of Mural or a member of the Mural Group or as expressly provided in Section 6.5 or this Article IX. For the avoidance of doubt, Mural acknowledges and agrees that the Mural Group and not any member of the Alkermes Group shall be responsible for establishing any and all insurance programs covering the Mural Group for its activities after the Distribution Effective Time as may be required to comply with the Mural Group’s contractual obligations and such other insurance Policies required by Law or as necessary or appropriate to operate the Oncology Business, including with respect to general liability, product liability, workers’ compensation, directors’ and officers’ liability and fiduciary liability.

(b) The Parties acknowledge that, as of the Distribution Date, Alkermes’ director and officer liability insurance policies will continue to provide insurance coverage for directors and officers of Mural who served as directors or officers of Alkermes or any of its Subsidiaries prior to the Distribution Effective Time, but such coverage shall only extend to acts occurring prior to the Distribution Effective Time that would have been covered by Alkermes’ director and officer liability insurance policy if such individual remained a director or officer of Alkermes. Such coverage shall also extend to employees with respect to securities law claims only. Alkermes agrees not to terminate or amend this coverage in a manner materially adverse to these individuals.

(c) This Agreement shall not be considered as an attempted assignment of any insurance Policy or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Alkermes Group in respect of any of the Alkermes insurance Policies and programs or any other contract or policy of insurance. Except as set forth in Section 9.1(b), the Alkermes Group may, at any time, without liability or obligation to any member of the Mural Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance Policies (and claims of the Mural Group pursuant to this Article IX shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications).

(d) No member of the Alkermes Group shall have any obligation to secure extended reporting for any claims under any of the Alkermes Group’s claims-made or occurrence-reported liability policies for any acts or omissions by any member of the Mural Group occurring prior to the Distribution Effective Time.

Section 9.2 Claims. Nothing in this Article IX will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including (i) with respect to the Mural Group, Mural Liabilities, (ii) with respect to the Alkermes Group, Alkermes Retained Liabilities and (iii) those created by this Agreement, by operation of law or otherwise. The Parties acknowledge that Alkermes has used its commercially reasonable efforts to structure its director and officer insurance Policies consistent with such indemnity obligations.

ARTICLE X

MISCELLANEOUS

Section 10.1 Complete Agreement; Construction; Enforceability.

(a) This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail unless the relevant term or provision in the body of this Agreement expressly provides that the term or provision in it is to take precedence over the term or provision in the Schedule. In the event and to the extent that there shall be a conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, this Agreement shall control (except with respect to the Tax Matters Agreement, the IP License Agreement and the Employee Matters Agreement, in which case such Ancillary Agreement shall control). Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters to the extent relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

(b) Alkermes represents on behalf of itself and each other member of the Alkermes Group, and Mural represents on behalf of itself and each other member of the Mural Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with its terms.

Section 10.2 Transaction Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the other Transaction Agreements.

Section 10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties (including the representations and warranties of the Parties set forth in Section 10.1 hereof) contained in this Agreement and each Ancillary Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5 Fees, Costs and Expenses.

(a) Except as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses incurred at or prior to the Distribution Effective Time in connection with, and as required by, the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Distribution Disclosure Documents and the consummation of the transactions contemplated hereby and thereby, including the Separation, shall be borne and paid by Alkermes.

(b) Except as otherwise expressly provided in this Agreement (including this Section 10.5) or any Ancillary Agreement, as otherwise agreed to in writing by the Parties, each Party shall bear its own out-of-pocket fees, costs and expenses incurred or accrued after the Distribution Effective Time; provided, however, that, except as otherwise expressly provided in this Agreement, any fees, costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the Transfer to or Assumption by a Party or its Subsidiary of any Assets or Liabilities in connection with the Separation shall be borne by the Party or its Subsidiary to which such Assets are being Transferred or which is Assuming such Liabilities; and provided, further that Alkermes shall bear the expense of all recordation of Intellectual Property Transferred at or prior to the Distribution Effective Time pursuant to this Agreement, whether such recordation occurs prior to or after the Distribution Effective Time.

(c) With respect to any post-Distribution expenses incurred pursuant to a request for further assurances granted under Section 2.11, the Parties agree that any and all fees, costs and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party.

(d) Notwithstanding the foregoing, each Party shall be responsible for paying its own fees, costs and expenses for which it is designated as the responsible party on Schedule 10.5(d).

Section 10.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To Alkermes:

Alkermes plc

c/o Alkermes, Inc.

900 Winter Street

Waltham, Massachusetts 02451

Attn: David Gaffin

Email: [•]

To Mural:

Mural Oncology plc

c/o Mural Oncology, Inc.

852 Winter Street

Waltham, Massachusetts 02451

Attn: Maiken Keson-Brookes

Email: [•]

Section 10.7 Waivers. The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.

Section 10.8 Assignment. No Party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to Alkermes, to a Subsidiary of Alkermes (so long as such Subsidiary remains a Subsidiary of Alkermes), (ii) with respect to Mural, to a Subsidiary of Mural (so long as such Subsidiary remains a Subsidiary of Mural) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 10.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets or otherwise) and permitted assigns.

Section 10.10 Termination and Amendment. This Agreement (including Article VI hereof) may be terminated, modified or amended, and the Distribution may be amended, modified or abandoned, at any time prior to the Distribution Effective Time by and in the sole and absolute discretion of Alkermes without the approval of Mural or the shareholders of Alkermes. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person by reason of such termination. After the Distribution Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Alkermes and Mural.

Section 10.11 Payment Terms.

(a) Except as set forth in Article VI or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group) to the other Party (and/or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article VI or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Alkermes or Mural under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the Indemnifying Party.

Section 10.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.13 Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the releases under Section 6.1 of any Person as provided therein and (ii) as specifically provided in Section 7.9 hereof or in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon any Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.

Section 10.14 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15 Schedules.

(a) The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(b) Subject to the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Distribution Effective Time.

Section 10.16 Governing Law. This Agreement will be governed by, construed and interpreted in accordance with the Laws of the State of Delaware, without reference to principles of conflicts of Laws. Subject to Section 8.2, each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties under or related to this Agreement or any of the transactions contemplated hereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.

Section 10.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.18 Public Announcements. From and after the Distribution Effective Time, Alkermes and Mural shall consult with each other before issuing, and each shall give the other the opportunity to review and comment upon, that portion of any press release or other public statement, including a statement made to its investors, that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially identical to disclosure contained in any Distribution Disclosure Document or any prior written public statement not made in violation of this Section 10.18; or (c) with respect to a Party, for disclosure concerning the ordinary course operation of such Party’s business (other than any Dispute), notwithstanding that the disclosure may relate to arrangements under the Transition Services Agreements (including the exhibits and schedules thereto).

Section 10.19 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.20 No Duplication; No Double Recovery. Nothing in this Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of Section 6.2, Section 6.3, Section 6.4, Section 6.5 and Section 6.6).

Section 10.21 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Alkermes and Mural and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ALKERMES PLC

By:
Name:
Title:

MURAL ONCOLOGY PLC

By:
Name:
Title:

Solely with respect to Article II, Section 4.5 and Section 7.12:

MURAL ONCOLOGY, INC.

By:
Name:
Title:

[Signature Page to Separation Agreement]